Exhibit 99.1

FOR IMMEDIATE RELEASE

VIRGINIA NATIONAL BANKSHARES CORPORATION
ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Charlottesville, VA – April 28, 2017 – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”) today reported first quarter 2017 net income of $1.7 million or $0.72 per diluted share, a 28% increase compared to net income of $1.4 million or $0.57 per diluted share recognized during the first quarter of 2016.

"We are pleased to report solid earnings for the first quarter of 2017,” said Glenn W. Rust, President and Chief Executive Officer. "We realized a 1.14% return on average assets for the quarter, which is a significant accomplishment for our Company. We continue to maintain our culture of strong credit quality, as we attract high quality loans and proactively anticipate market demands. Our focus continues to be on improving net interest income, by managing our mix of earning assets and maintaining a low cost of funds, and on improving noninterest income, including restructuring our Wealth Management division and continuing to add new clients and profitable assets under management.”

First Quarter 2017 Financial Highlights

●	Return on average assets increased to 1.14% from 1.03% recorded in the prior quarter and 0.97% realized during the first quarter of 2016.

●	The efficiency ratio improved to 60.4%, up 9.7% from 66.8% for the first quarter of 2016.

●

Average gross loans totaled $481.2 million, up $31.7 million or 7.1% from $449.5 million during the fourth quarter of 2016 and up $59.7 million or 14.2% from $421.5 million during the first quarter of 2016.

●

The period-end allowance for loan losses as a percentage of total loans was 0.75%, compared to 0.77% at December 31, 2016 and 0.81% at March 31, 2016. Notwithstanding the increase in gross loans, a recovery of $70 thousand of provision was recognized in the first quarter of 2017.

●

Total assets increased 5.6% to $638.8 million from December 31, 2016 and increased 14.9% from March 31, 2016 levels. The year-over-year net growth in assets was funded by expansion in core and time deposits. Average noninterest bearing deposits remained in excess of 31.0% of total deposits.

●

The loan-to-deposit ratio was 86.6%, compared to 91.9% at December 31, 2016 and 88.7% at March 31, 2016. The decrease in the loan-to-deposit ratio from the prior quarter was due to strong deposit growth of 7.2% in the first quarter of 2017.

●	Tax-equivalent net interest margin of 3.54% remained relatively consistent with the prior quarter and improved 6 basis points compared to the first quarter of 2016.

●

Net interest income of $5.1 million increased $261 thousand or 5.4% compared to $4.8 million for the prior quarter and increased $540 thousand or 12.0% compared to $4.5 million for the first quarter of 2016.

First Quarter 2017 Financial Highlights, continued

●	The cost of funds of 20 basis points increased only 1 basis point from 19 basis points in the same period in the prior year, remaining low compared to peers.

●

Noninterest income was $1.2 million, down $447 thousand or 26.4% compared to the prior quarter’s income. Trust income decreased $403 thousand from the prior quarter due to the realization of performance fees as of year-end.

●	Noninterest expense of $3.8 million decreased by $94 thousand or 2.4% compared to the prior quarter balance, and increased $28 thousand or 0.7% compared to the first quarter of 2016.

●

Tangible book value per share was $25.19, compared to $24.49 at December 31, 2016 and $23.51 at March 31, 2016. Dividends of $310 thousand were declared during the first quarter of 2017, while the remaining net income of $1.4 million or 82.2% was retained.

●	Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). The Bank has four banking offices in Charlottesville, one in Winchester and one in Orange, as well as a loan production office in Harrisonburg. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations. Investment management, wealth advisory, and trust and estate services are offered through VNB Wealth Management, the trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary. Retail brokerage and investment advisory services are offered under the name of VNB Investment Services.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Statements which express or imply a view about projections, predictions or the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements.” Such statements are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgment of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in national and local economies, employment or market conditions; changes in interest rates, deposits, loan demand, and asset quality; competition; changes in banking regulations and accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation. The Company filed audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2016 with the Securities and Exchange Commission on March 27, 2017. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	March 31, 2017	December 31, 2016 *	March 31, 2016
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$10,139	$10,047	$9,786
Federal funds sold	45,525	28,453	23,857
Securities:
Available for sale, at fair value	67,771	56,662	71,436
Restricted securities, at cost	1,743	1,709	1,708
Total securities	69,514	58,371	73,144
Loans	487,494	482,135	424,588
Allowance for loan losses	(3,633)	(3,688)	(3,440)
Loans, net	483,861	478,447	421,148
Premises and equipment, net	7,781	8,046	8,445
Bank owned life insurance	14,022	13,917	13,585
Goodwill	372	372	372
Other intagible assets, net	655	680	756
Accrued interest receivable and other assets	6,939	6,697	4,749
Total assets	$638,808	$605,030	$555,842
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$182,102	$176,098	$172,431
Interest-bearing	98,788	96,869	87,402
Money market deposit accounts	155,608	136,658	103,109
Certificates of deposit and other time deposits	126,153	115,026	115,851
Total deposits	562,651	524,651	478,793
Securities sold under agreements to repurchase	12,958	19,700	18,519
Accrued interest payable and other liabilities	2,173	1,625	1,951
Total liabilities	577,782	545,976	499,263
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000
shares authorized, no shares outstanding	-	-	-
Common stock, $2.50 par value, 10,000,000 shares
authorized; 2,381,909, 2,368,777 and 2,358,777
issued and outstanding at March 31, 2017,
December 31, 2016 and March 31, 2016, respectively	5,955	5,922	5,897
Capital surplus	21,395	21,152	21,117
Retained earnings	34,185	32,759	29,289
Accumulated other comprehensive income (loss)	(509)	(779)	276
Total shareholders' equity	61,026	59,054	56,579
Total liabilities and shareholders' equity	$638,808	$605,030	$555,842

* Derived from audited consolidated financial statements

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except share and per share data)
(Unaudited)

	For the three months ended
	March 31, 2017	December 31, 2016	March 31, 2016
Interest and dividend income:
Loans, including fees	$4,965	$4,679	$4,333
Federal funds sold	73	28	31
Investment securities:
Taxable	206	216	280
Tax exempt	60	71	84
Dividends	23	22	21
Other	3	4	4
Total interest and dividend income	5,330	5,020	4,753

Interest expense:
Demand and savings deposits	110	72	67
Certificates and other time deposits	156	145	160
Federal funds purchased and securities sold
under agreements to repurchase	10	10	12
Total interest expense	276	227	239
Net interest income	5,054	4,793	4,514
Provision for (recovery of) loan losses	(70)	402	(120)
Net interest income after provision
for (recovery of) loan losses	5,124	4,391	4,634

Noninterest income:
Trust income	392	795	388
Brokerage and insurance income	127	102	87
Royalty income	68	20	-
Customer service fees	230	237	219
Debit/credit card and ATM fees	212	221	198
Earnings/increase in value of bank owned
life insurance	105	110	109
Fees on mortgage sales	17	74	48
Gains on sales of securities	4	8	8
Gains (losses) on sales of other assets	-	2	(25)
Other	94	127	92
Total noninterest income	1,249	1,696	1,124

Noninterest expense:
Salaries and employee benefits	1,901	2,110	1,918
Net occupancy	471	459	476
Equipment	146	157	135
Other	1,307	1,193	1,268
Total noninterest expense	3,825	3,919	3,797

Income before income taxes	2,548	2,168	1,961
Provision for income taxes	813	681	606
Net income	$1,735	$1,487	$1,355
Net income per common share, basic	$0.73	$0.63	$0.57
Net income per common share, diluted	$0.72	$0.62	$0.57

Weighted average common shares outstanding, basic	2,375,798	2,368,777	2,382,951
Weighted average common shares outstanding, diluted	2,394,943	2,384,169	2,397,039

VIRGINIA NATIONAL BANKSHARES CORPORATION
Financial Highlights
(dollars in thousands, except share and per share data)
(Unaudited)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Per Common Share Data:
Net income per weighted average share, basic	$0.73	$0.63	$0.59	$0.64	$0.57
Net income per weighted average share, diluted	$0.72	$0.62	$0.59	$0.63	$0.57
Weighted average shares outstanding, basic	2,375,798	2,368,777	2,366,530	2,359,101	2,382,951
Weighted average shares outstanding, diluted	2,394,943	2,384,169	2,380,393	2,374,350	2,397,039
Actual shares outstanding	2,381,909	2,368,777	2,368,777	2,360,007	2,358,777
Tangible book value per share at period end	$25.19	$24.49	$24.57	$24.13	$23.51

Key Ratios:
Return on average assets	1.14%	1.03%	0.98%	1.11%	0.97%
Return on average equity	11.66%	9.90%	9.38%	10.57%	9.61%
Net interest margin (FTE)[1]	3.54%	3.56%	3.41%	3.50%	3.48%
Efficiency ratio (FTE)[2]	60.39%	60.05%	63.79%	65.68%	66.84%
Loan-to-deposit ratio	86.64%	91.90%	87.02%	90.26%	88.68%

Net Interest Income:
Net interest income	$5,054	$4,793	$4,537	$4,430	$4,514
Net interest income (FTE)[1]	$5,085	$4,830	$4,577	$4,471	$4,557

Capital Ratios:
Tier 1 leverage ratio	9.84%	10.31%	10.24%	10.37%	9.91%
Total risk-based capital ratio	12.98%	12.66%	13.04%	13.21%	13.04%

Assets and Asset Quality:
Average Earning Assets	$582,630	$540,368	$533,799	$514,162	$526,650
Average Gross Loans	$481,217	$449,528	$422,567	$419,429	$421,477
Allowance for loan losses:
Beginning of period	$3,688	$3,278	$3,186	$3,440	$3,567
Provision for (recovery of) loan losses	(70)	402	104	(275)	(120)
Charge-offs	-	-	24	-	12
Recoveries	(15)	(8)	(12)	(21)	(5)
Net charge-offs (recoveries)	(15)	(8)	12	(21)	7
End of period	$3,633	$3,688	$3,278	$3,186	$3,440
Nonaccrual loans	$160	$167	$173	$179	$185
OREO	-	-	-	-	-
Total nonperforming assets	$160	$167	$173	$179	$185
Nonperforming assets (NPA) as a % of total assets	0.03%	0.03%	0.03%	0.03%	0.03%
NPA as a % of total loans plus OREO	0.03%	0.03%	0.04%	0.04%	0.04%
Allowance for loan losses to total loans	0.75%	0.77%	0.76%	0.75%	0.81%
Non-accruing loans to total loans	0.03%	0.03%	0.04%	0.04%	0.04%
Annualized net charge-offs (recoveries) to average loans	-0.01%	-0.01%	0.01%	-0.02%	0.01%

1 The net interest margin and net interest income is reported on a fully tax equivalent basis (FTE), using a Federal income tax rate of 34%.

2 The efficiency ratio is computed as a percentage of non-interest expense divided by the sum of fully tax equivalent (FTE) net interest income and non-interest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.

Virginia National Bankshares Corporation Contact:	Tara Y. Harrison
434.817.8587